UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 29, 2020

MAGNA-LAB, INC.

(Exact name of Registrant as Specified in its Charter)

New York	0-21320	11-3074326
(State or Other Jurisdiction of Incorporation)	(Commission file Number)	(IRS Employer Identification No.)

1662 Old Country Road, #355, Plainview, New York		11803
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code C/O (301) 972-5232

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Item 8.01 Other Events

CORONAVIRUS – COVID-19 LATE FILING NOTICE:

Inability to timely file Annual Report on Form 10-K for the year ended February 29, 2020, due to circumstances related to COVID-19 -

The operations and business of Magna-Lab Inc. and subsidiary (the “Company”) have experienced disruption due to the unprecedented conditions surrounding the coronavirus (COVID-19) pandemic spreading throughout the United States, and due to remote working environments and other disruptions, management is currently unable to timely review and prepare and have audited the Company’s Annual Report on Form 10-K for the fiscal year ended February 29, 2020 (the “Annual Report”). It is noted that the Company, and its principal officers, is located in Nassau County, N.Y. a part of the New York City Metropolitan area which is the “epicenter” for the COVID-19 pandemic in the United States. On March 20, 2020 (subsequently extended to June 13, 2020), New York Governor Andrew Cuomo issued a stay-at-home order (the “Stay-at-Home Order”) to protect the health and well-being of all New Yorkers and to establish consistency across the state in order to slow the spread of COVID-19. Officers of the Company operate on a part-time basis and one officer with responsibility for financial reporting is also a part time local, elected, chief executive officer of a municipality with responsibilities for public safety, health, communications and enforcement for residents of a Nassau County village under the Governor’s orders and thus has had limited time.

As a result, the Company will delay the filing of the Annual Report by up to 45 days in accordance with the U.S. Securities and Exchange Commission’s (“SEC”) March 25, 2020 Order (which extended and superseded a prior order issued on March 4, 2020), pursuant to Section 36 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (Release No. 34-88465) (the “Order”), which allows for the delay of certain filings required under the Exchange Act (including certain disclosure reports that would otherwise have been due from March 1, 2020 through July 1, 2020). Companies that receive an extension on filing Exchange Act annual reports or quarterly reports pursuant to the Order will be considered to have a due date 45 days after the filing deadline for the report. As such, those companies will be permitted to rely on Rule 12b-25 if they are unable to file the required reports on or before the extended due date. In reliance upon the Order, the Company expects to file its Annual Report no later than July 13, 2020, which is 45 days after the original due date of the Annual Report. If the Annual Report is filed by July 13, 2020, it will be deemed timely filed by the SEC.

In addition, the Company is supplementing the risk factors previously disclosed in the Company’s Exchange Act filings with the following risk factor:

Recent Developments – COVID-19

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout other parts of the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern.” On January 31, 2020, U.S. Health and Human Services Secretary Alex M. Azar II declared a public health emergency for the United States to aid the U.S. healthcare community in responding to COVID-19, and on March 11, 2020 the World Health Organization characterized the outbreak as a “pandemic.” COVID-19 has resulted in a widespread health crisis that has adversely affected the economies and financial markets worldwide. The business of any potential target business with which we might consummate a reverse merger or other transaction could be materially and adversely affected. Furthermore, we may be unable to complete a reverse merger or other transaction if continued concerns relating to COVID-19 restrict travel, limit the ability to have meetings with potential investors or the target company’s personnel, vendors and services providers are unavailable to negotiate and consummate a transaction in a timely manner. The extent to which COVID-19 impacts our ability to locate a reverse merger or other transaction will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extended period of time, our ability to consummate a reverse merger or other transaction, or the operations of a target business with which we ultimately consummate a reverse merger, may be materially adversely affected.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNA-LAB, INC.

Date: May 29, 2020	By:	/s/ Kenneth C. Riscica
Kenneth C. Riscica
Treasurer and Secretary